Exhibit 99.1

Inspire Medical Systems, Inc. Announces Second Quarter 2023 Financial Results and Updates 2023 Outlook

Inspire Reports Year-over-Year Revenue Growth of 65% in the Second Quarter

MINNEAPOLIS, Minnesota - August 1, 2023 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea (OSA), today reported financial results for the quarter ended June 30, 2023.

Recent Business Highlights
•Generated revenue of $151.1 million in the second quarter of 2023, a 65% increase over the same quarter last year
•Achieved gross margin of 83.9% in the second quarter of 2023
•Activated 72 new centers in the U.S. in the second quarter of 2023, bringing the total to 1,045 U.S. medical centers providing Inspire therapy
•Created 19 new U.S. sales territories in the second quarter of 2023, bringing the total to 261 U.S. sales territories
•Submitted the Inspire V neurostimulator PMA supplement application to the FDA
•Received FDA approval for Apnea Hypopnea Index (AHI) indication expansion and increased Body Mass Index (BMI) labeling
•Received FDA approval for the SleepSync™ physician programmer

"We are very pleased with our strong performance in the second quarter. Our growth was driven by higher utilization at existing sites and complemented by the addition of 72 new implanting centers and 19 new U.S. sales territories," said Tim Herbert, President, and Chief Executive Officer of Inspire Medical Systems. "Based on our strong first-half results, we are raising our full year 2023 revenue guidance to between $600 million to $610 million, an increase from our prior guidance of $580 million to $590 million."

"We achieved several important milestones in the second quarter," continued Mr. Herbert. "Most importantly, we submitted our Inspire V neurostimulation PMA supplement application to the FDA for review. In addition, we received two key FDA approvals, including an expanded indication, which increases the upper limit of the AHI to 100 events per hour from 65 and raises the BMI warning in the labeling to 40 from 32, and approval for our SleepSync™ physician programmer. Finally, we continued to strengthen our leadership team with the additions of Carlton Weatherby as our Chief Strategy Officer and Charisse Sparks, M.D. as our Chief Medical Officer. We are excited about the expertise and skills these individuals bring to our executive leadership team and are confident their contributions will position us for sustained organic growth over the long term, fulfilling our mission of serving the many patients with untreated OSA,” concluded Mr. Herbert.

Second Quarter 2023 Financial Results

Revenue was $151.1 million for the three months ended June 30, 2023, a 65% increase from $91.4 million in the corresponding period in the prior year. U.S. revenue for the quarter was $144.7 million, an increase of 65% as compared to the prior year quarter. Second quarter revenue outside the U.S. was $6.3 million, an increase of 81% as compared to the second quarter of 2022.

Gross margin was 83.9% for the three months ended June 30, 2023, compared to 84.5% for the corresponding prior year period, with the reduction primarily due to additional manufacturing costs of sensors and lower yields prior to process enhancements, and higher costs of certain component parts, partially offset by the price increase that began in May of 2022.

Operating expense increased to $143.4 million for the second quarter of 2023, as compared to $91.2 million in the corresponding prior year period, an increase of 57%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization, direct-to-patient marketing programs, continued product development efforts, as well as increased general corporate costs.

Net loss was $12.0 million for the second quarter of 2023, as compared to $14.5 million in the corresponding prior year period. The diluted net loss per share for the second quarter of 2023 was $0.41 per share, as compared to $0.53 in the prior year period.

As of June 30, 2023, cash, cash equivalents, and investments increased to $467.1 million from $451.4 million on December 31, 2022.

Full Year 2023 Guidance

Given the positive trends during the second quarter, Inspire is increasing its full year 2023 revenue guidance to between $600 million to $610 million, which would represent growth of 47% to 50% over full year 2022 revenue of $407.9 million. This compares to the prior revenue guidance of $580 million to $590 million.

The Company is maintaining its full year 2023 gross margin guidance of 83% to 85%.

Inspire is also maintaining its guidance relating to the opening of new U.S. medical centers of 52 to 56 per quarter for the remainder of 2023, as well as its guidance of 12 to 14 new U.S. territories per quarter for the remainder of 2023.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, August 1, 2023, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BIede3272c0bc748dea9cf8e0b4d643445. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/94hmooq6. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2023 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2023 and the impact of such additions, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’

‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of COVID-19; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Loss (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$151,092	$91,386	$278,989	$160,768
Cost of goods sold	24,252	14,173	44,140	24,177
Gross profit	126,840	77,213	234,849	136,591
Operating expenses:
Research and development	30,821	14,534	56,340	26,404
Selling, general and administrative	112,618	76,686	214,606	140,250
Total operating expenses	143,439	91,220	270,946	166,654
Operating loss	(16,599)	(14,007)	(36,097)	(30,063)
Other expense (income):
Interest and dividend income	(4,922)	(297)	(9,195)	(331)
Interest expense	—	494	—	1,021
Other expense, net	61	144	44	189
Total other (income) expense	(4,861)	341	(9,151)	879
Loss before income taxes	(11,738)	(14,348)	(26,946)	(30,942)
Income taxes	214	142	430	242
Net loss	(11,952)	(14,490)	(27,376)	(31,184)
Other comprehensive loss:
Foreign currency translation gain	72	42	177	42
Unrealized (loss) gain on investments	(1)	(45)	12	(188)
Total comprehensive loss	$(11,881)	$(14,493)	$(27,187)	$(31,330)
Net loss per share, basic and diluted	$(0.41)	$(0.53)	$(0.94)	$(1.13)
Weighted average common shares used to compute net loss per share, basic and diluted	29,229,922	27,594,874	29,160,323	27,556,286

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$467,051	$441,592
Investments, short-term	—	9,821
Accounts receivable, net of allowance for credit losses of and , respectively	63,500	61,228
Inventories, net	20,840	11,886
Prepaid expenses and other current assets	8,685	5,505
Total current assets	560,076	530,032
Property and equipment, net	25,217	17,249
Operating lease right-of-use assets	21,368	6,880
Other non-current assets	11,585	10,715
Total assets	$618,246	$564,876
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$39,961	$26,847
Accrued expenses	26,726	34,339
Total current liabilities	66,687	61,186
Operating lease liabilities, non-current portion	22,054	7,536
Other non-current liabilities	146	146
Total liabilities	88,887	68,868
Stockholders' equity:
Preferred Stock, par value, shares authorized; shares issued and outstanding	—	—
Common Stock, par value per share; shares authorized; and issued and outstanding at and , respectively	29	29
Additional paid-in capital	880,873	820,335
Accumulated other comprehensive income (loss)	103	(86)
Accumulated deficit	(351,646)	(324,270)
Total stockholders' equity	529,359	496,008
Total liabilities and stockholders' equity	$618,246	$564,876